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                                                                    Exhibit 3.45

                            CERTIFICATE OF FORMATION

                                       OF

                       GRANT PRIDECO EUROPEAN HOLDING, LLC

         This Certificate of Formation of Grant Prideco European Holding, LLC (the "Company"), dated December 9, 2002 is being duly executed and filed by Kimberlee A. Postlethwait, as an authorized person, to form a limited liability company under the Delaware Limited Liability Company Act.

         FIRST: The name of the limited liability company formed hereby is Grant Prideco Finance, LLC.

         SECOND: The address of the registered office of the Company in the State of Delaware is Griffin Corporate Services, Inc. 300 Delaware Ave., 9th Floor, DE-5403, Wilmington, County of New Castle, Delaware 19801.

         THIRD: The name and address of the registered agent for the service of process on the Company in the State of Delaware is Griffin Corporate Services, Inc. 300 Delaware Ave., 9th Floor, DE-5403, Wilmington, County of New Castle, Delaware 19801.

         FOURTH: All limited liability company interests in the LLC are securities by Article 8 and all other provisions of Uniform Commercial Code as adopted and amended in the State of Delaware on the date hereof (the "UCC"), and pursuant to the terms of Section 8.103 of the UCC, such limited liability company interests shall be "securities" for all purposes of such Article 8 and under all other provisions of the UCC.

         IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of the date first above written.


                                                  -----------------------------
                                                  Kimberlee A. Postlethwait
                                                  Authorized Person